DENMARK BANCSHARES, INC.
                                EXHIBIT (23.1)
                        CONSENT OF WILLIAMS YOUNG, LLC

Williams Young, LLC
2901 West Beltline Highway
P.O. Box 8700 Madison, WI  53708
1-608-274-8085

INDEPENDENT AUDITORS' CONSENT

Shareholders and Board of Directors
Denmark Bancshares, Inc.

We consent to the inclusion of our report dated February 11, 1999, relating to the consolidated statements of financial condition of Denmark Bancshares, Inc. and subsidiaries as of December 31, 1998, 1997, and 1996, and the related consolidated statements of income, shareholders' equity and cash flows and the related schedules for each of the years in the three year period ended December 31, 1998 in the Form 10-K of Denmark Bancshares, Inc. for the fiscal year ended December 31, 1998 and to the use of our name in such form.

WILLIAMS YOUNG, LLC

Madison, Wisconsin
March 15, 1999